Exhibit 10.12

Ms A Kocak

Via Email

1st June 2015

Dear Ayse

Further to our discussions and the review of CEO pay which we have undertaken, I am delighted to increase your salary to $506,000 per annum with effect from 1st June 2015.

I am also pleased to advise you that with effect from the same date your bonus percentage has been increased to 75%. This will be based on objectives which we will agree together in the next few weeks.

For the bonus year of 2015, any bonus payment between January 2015 and the end of May 2015 will be calculated on your 50% bonus figure but at your new salary of $506,000. From June 2015 onwards the higher bonus figure of 75% and your revised salary will used.

All other terms and conditions remain the same.

We have achieved a lot in the last year and I look forward to continuing to work together as we continue to build a great business for the future.

Kind regards,

Yours sincerely

Daniel K. Turner III Chairman

GC Aesthetics Management Ltd. Suite 601, Q House, Furze Road, Sandyford, Dublin 18, Ireland.	T: +353 (0)1 293 3836 www.gcaesthetics.com	Company Reg No: 450981 Directors: Barry Hatt, Martin Scully, Ayse Kocak, Michael Bogle